PROSPECTUS
April 12, 1995

CALVERT NEW WORLD FUND, INC.
CALVERT NEW AFRICA FUND
4550 Montgomery Avenue, Bethesda, Maryland 20814

INVESTMENT OBJECTIVE

The investment objective of Calvert New World Fund, Inc., Calvert New Africa Fund (the "Fund") is to achieve capital appreciation over time. The Fund seeks capital appreciation aggressively by focusing the Fund's investments mostly in the emerging market of equity and equity-linked securities and fixed-income securities of African and African-related companies.

WHETHER THIS FUND IS FOR YOU

The Fund is designed for aggressive investors who are willing to accept above-average risk in order to seek a higher rate of return on investment over time. Investments in African and African-related issuers involve risk factors and special considerations not normally associated with investments in United States ("U.S.") issuers. These include risks associated with the political and economic uncertainty caused by political transitions, the comparatively small and potentially illiquid nature of the African securities markets and corresponding price volatility, as well as interest rate movements, exchange controls, the dual currency system in South Africa, and the possibility of significant currency fluctuation. In addition, the identification of and realization of attractive investment opportunities involves a high degree of uncertainty. Thus, share prices may experience substantial fluctuations so that your shares may be worth less than when you originally purchased them. There can be no assurance that the objectives of the Fund will be achieved. See "Investment Objective and Policies" and "Risk Factors." The Fund is designed for long-term investors and does not attempt to maintain a balanced portfolio. Accordingly, the Fund should not be used to meet short-term financial needs.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SHARES OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT FEDERALLY INSURED BY THE FDIC, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY. WHEN INVESTORS SELL SHARES OF THE FUND, THE VALUE MAY BE HIGHER OR LOWER THAN THE AMOUNT ORIGINALLY PAID.

PURCHASE INFORMATION

The Fund offers one class of shares, Class A shares, with a sales charge imposed at the time you purchase the shares ("front-end sales charge"). See "Alternative Sales Options" for further details.

ADVISORS

Calvert-Sloan Advisers, L.L.C. is the Fund's Advisor, responsible for overall management and supervision of the Fund's investment and day-to-day management. New Africa Advisers, Inc. ("NAA") and Calvert Asset Management Company, Inc. ("CAMCO") are the Fund's Sub-Advisors, responsible for asset allocation and selection of the specific investments for the Fund. See "Management of the Fund."

TO OPEN AN ACCOUNT

Call your broker, or complete and return the enclosed Account Application. Minimum initial investment is $2,000 (may be lower for certain retirement plans).

ABOUT THIS PROSPECTUS

Please read this Prospectus before investing. It is designed to provide you with information you ought to know before investing and to help you decide if the Fund's goals match your own. Keep this document for future reference.

A Statement of Additional Information (dated April 12, 1995) for the Fund has been filed with the Securities and Exchange Commission and is incorporated by reference. This free Statement is available upon request from the Fund: 800-368-2748.


FUND EXPENSES

                                             Class A

A.  Shareholder Transaction Costs
    Maximum Front-End Sales Charge on        2.50%
    Purchases (as a percentage of offering
    price)
    Maximum Front-End Sales Charge on        None
    Reinvested Dividends (as a percentage
    of offering price)
    Contingent Deferred Sales Charge         None
    Redemption Fees (as a percentage of      2.00%
    amount redeemed)<F1>
    Exchange Fees<F2>                        None

B.  Annual Fund Operating Expenses
    (As a percentage of net assets)
    Management Fees                          1.75%
    Rule 12b-1 Service and Distribution Fees
                                             0.75%
    Other Expenses (Estimated)               0.45%
    Total Fund Operating Expenses            2.95%

<F1>The redemption fee will be charged only for redemptions (including exchanges) of assets held in the Fund for 2 years or less. See "How to Sell Your Shares." If you request a wire redemption of less than $1,000, you will be charged a $5 wire fee.

<F2>See footnote 2.


C. Example of Expenses. The example, which is hypothetical, should not be considered a representation of past or future expenses. Actual expenses and return may be higher or lower than those shown.

Example:  You would pay the following expenses on a $1,000 investment,  assuming
(1) 5% annual return and (2) redemption at the end of each time period:


                                    1 Year           3 Years

Class A<F3>                         $74              $114

You would pay the following expenses on the same investment, assuming no redemption:


                                    1 Year           3 Years

Class A<F4>                         $54              $114


Explanation of Table: The purpose of the table is to assist you in understanding the various costs and expenses that an investor in the Fund would bear directly
(shareholder transaction costs) or indirectly (annual fund operating expenses).

<F3>Assumes payment of maximum initial sales charge at time of purchase.

<F4>Assumes payment of maximum initial sales charge at time of purchase.


A. Shareholder Transaction Costs are charges you pay when you buy or sell shares of the Fund. See "Reduced Sales Charges" at Exhibit A and "Calculation of Contingent Deferred Sales Charges" to see if you qualify for possible reductions in the sales charge. A redemption fee of 2.00% will be charged on any redemptions (including exchanges) made with assets that have been held in the Fund for less than two (2) years. See "How to Sell Your Shares."

B. Annual Fund Operating Expenses. Management Fees are paid by the Fund to Calvert-Sloan Advisers, L.L.C. ("Investment Advisor") for managing the Funds' investments and business affairs. Management fees include the Sub-Advisory fees paid by the Investment Advisor to New Africa Advisers, Inc. and Calvert Asset Management Company, Inc. ("Sub-Advisors") and the Administrative Service fee paid by the Fund to Calvert Administrative Services Company. The Fund incurs Other Expenses for maintaining shareholder records, furnishing shareholder statements and reports, and other services. Management Fees and Other Expenses have already been reflected in the Fund's daily share price and are not charged directly to individual shareholder accounts. Please refer to "Management of the Fund" for further information. The Advisor may voluntarily defer fees or assume expenses of the Fund.

The Fund's Rule 12b-1 fees include an asset-based sales charge. Thus, it is possible that long-term shareholders in the Fund may pay more in total sales charges than the economic equivalent of the maximum front-end sales charge permitted by rules of the National Association of Securities Dealers, Inc.

INVESTMENT OBJECTIVE AND POLICIES

Investment Objective

The investment objective of the Fund is to achieve capital appreciation over time. The Fund seeks capital appreciation aggressively by focusing its investments mostly in the emerging market of equity and equity-linked securities and fixed-income securities of African and African-related companies. The Fund is nondiversified, which means that the percentage of its assets that may be invested in a single issuer is not limited. See "Investment Restrictions" and "Nondiversified Status" in the Statement of Additional Information. The Fund's investment objective is not fundamental and may be changed without shareholder approval. The Fund will give written notice to shareholders 30 days in advance of a change in the investment objective of the Fund so that shareholders may determine whether the Fund's goals continue to meet their own.

Under normal circumstances, the Fund will invest at least 65% of its assets in equity securities of African and African-related companies.

The Fund will invest primarily in equity and equity-linked securities of African and African-related companies, defined as entities that are organized under the laws of an African country; companies which derive at least 50% of their revenues from goods produced or sold, investments made, or services performed in Africa or which have at least 50% of their assets situated in Africa; or entities which issue equity or debt securities which are traded principally on a stock exchange in Africa. The Fund may also invest directly in African and
African-related  companies,  as  described  in "Direct  Investment  Philosophy,"
below. Exclusive of the 65%, the Fund may invest in the equities of multinational companies which do business in African countries.

The term "equity and equity-linked securities" includes common stock, preferred stock, rights or warrants to purchase common or preferred stock, debt securities convertible into common or preferred stock and structured debt obligations (debt issued by issuers in connection with identified projects which pay interest under what the Fund considers to be an equity participation formula structured to reflect the status of the project). Generally, the Fund will not trade in securities for short-term profits, but, when circumstances warrant, securities may be sold without regard to the length of time held.

The Fund may invest up to 20% of its assets in fixed-income securities, including junk bonds.

Fixed income securities include non-convertible debt obligations excluding such structured debt obligations as noted above. The Fund may invest in African sovereign debt and debt of African countries when such investments offer opportunities for long-term capital appreciation. The Fund focuses on its analysis of political, economic, exchange control and other macro-economic factors, such as interest rates and inflation in the Fund's fixed-income security selection process. See "Risk Factors" on page __.

The Fund may use various investment techniques, including financial futures contracts and related options. See "Investment Techniques and Related Risks" on page ___.

Direct Investment Philosophy

Initially, the primary focus of the Direct Investments will be in South Africa, and on six industries: consumer products, telecommunications, health care, light manufacturing, services, and tourism. Direct Investments may take the form of
(1) management buyouts of established businesses, (2) investments in closely-held listed companies that are undervalued relative to their market value, (3) investments in certain advanced-stage venture capital situations that are poised for sustained growth, and (4) certain special investment situations, such as investing in privatizations (a government-owned or state-controlled entity that is sold to the private sector; e.g., in 1994, the Government of Ghana sold 25% of Ashanti Goldfields, one of the world's largest and richest gold mines, to the private sector). Direct Investment acquisitions made by the Fund are expected to result in a moderate degree of leverage to the acquired company, given that the Fund wants to control risk and generate equity gains through growth and operational improvements rather than through restructured financial statements. In each investment, the Fund will seek to ally itself with strong management (as determined by New Africa Advisers ("NAA") either already in place or recruited for that particular situation. In order to assure an identity of interest with the Fund, the management of each portfolio company will be expected to make a meaningful investment in its respective portfolio company, to the extent possible. By sitting on the board of directors of each portfolio company, under the supervision of the Board of Directors and to the extent allowed by law, and by offering general business and management advice to the management of the portfolio company, the Fund will aim to enhance the financial performance and value of portfolio companies over a five to seven year holding period. NAA expects to use a number of strategies to obtain liquidity and potentially realize capital gains for the Fund. These include: 1) the complete or partial sale of the business to an outside third party or joint venture partners, 2) the complete or partial sale of the business to the public securities market, either in the form of an initial public offering or the sale of debt, 3) the complete or partial sale of the business to management, and 4) the refinancing of the investment's capital structure, using the proceeds to pay a dividend to all investors. In all cases, NAA will work with the appropriate financial advisors, underwriters, or merchant bankers in the respective local markets to determine the most effective way to realize capital gains. The Fund may invest up to 15% of its net assets in Direct Investments, which are considered illiquid securities. See also "Risk Factors, Marketability of Fund Investments," on page ___ and "Risk Diversification and Controls for the Fund's Direct Investments" on page ___.

Sourcing Direct Investment Opportunities

NAA and its affiliates have an extensive network of contacts in the U.S., Europe, and Africa. The portfolio of Direct Investments will be constructed by tapping into three areas: (1) companies entering or re-entering the African market in need of equity partners with capital and local business experience,
(2) South African conglomerates desiring to divest, or "unbundle," specific operations or assets in response to the changes in the political environment in South Africa and the economic impact of greater worldwide competition South Africa; and (3) currently successful or emerging private African companies needing growth capital.

The actual universe of potential Direct Investments is quite large, including established companies, established entrepreneurs, emerging entrepreneurs, new ventures, and companies in need of capital to make a business turnaround. NAA anticipates the majority of the Direct Investments will be invested with established companies, established entrepreneurs, and new ventures.

Some of the characteristics of the Direct Investment opportunity universe, using South Africa as an example, are: (1) no source of private equity capital, which has caused a tremendous pent-up demand for capital; (2) solid company performance with the potential for significant growth; (3) with the lifting of sanctions, many small and medium sized companies are poised for international growth; and (4) rising black living standards due to job creation programs, home building and electrification projects, and free education and medical care.

RISK FACTORS

An investment in the Fund is subject to various risks. The net asset value will fluctuate in response to changes in market conditions and the value of the Fund's portfolio investments. The Fund's use of certain investment techniques, such as foreign currency options, involve special risks. See "Investment Techniques and Related Risks" on page ___.

African economies

See page __ for more economic information about specific African countries.

The economies of individual African countries may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross domestic product or gross national product, rate of inflation, capital reinvestment, resource self-sufficiency, structural unemployment, and balance of payments position. The economies of African countries may also be affected to a greater extent than in other countries by price fluctuations of a single commodity or by one type of commodity, such as gold or other minerals. Severe cyclical climatic conditions, particularly drought, may also affect the economies of African countries. Business entities in some African countries do not have a significant history of operating in market-oriented economies, and the ultimate impact of some African countries' attempts to move toward more market-oriented economies is currently unclear. Botswana, Egypt, Ghana, Ivory Coast, Kenya, Mauritius, Morocco, Nigeria, Namibia, South Africa, Swaziland, Tunisia, Zambia and Zimbabwe have market-oriented economies in various stages of development, with the South African economy being substantially more developed than the others. Therefore, the Fund may have more than 25% of its assets invested in any one country in Africa, and initially anticipates that approximately 85% of Fund assets will be invested in South Africa. Thus, the Fund's performance may be significantly affected by the economic, social, and political developments in South Africa.


As with investment in countries outside the U.S. generally, nationalization, expropriation or confiscatory taxation, currency blockage, political changes, government regulation, political or social instability and diplomatic developments could adversely affect the economy of any African country or the Fund's investments in that country. In the event of expropriation, nationalization, or other confiscation, the Fund could lose its entire investment in the country involved.

African securities markets

The securities markets of African countries are comparatively small, with the majority of market capitalization and trading volume concentrated in a small number of companies. In many African countries, including South Africa and Zimbabwe, a small number of institutional investors, directly or through related companies, hold positions in publicly-held companies in that particular country representing a substantial portion of the total market capitalization of listed securities. This factor, together with significant exchange control limitations on the ability of such investors to invest outside their home countries and the increased investment in certain African issuers by foreign investors, will limit the securities available for purchase by the Fund. The foregoing factors and changes therein may cause the Fund's investment portfolio to experience greater price volatility and lower liquidity than a portfolio invested only in securities of a U.S. company.

Trading volume in African securities is substantially less than that in the United States. However, during periods of price volatility and lower liquidity in the markets, securities settlements and clearance may be subject to delays and related administrative uncertainties, such as share registration and delivery delays. This could result in temporary periods when Fund assets are not invested and no return is earned. Commissions for trading on African stock exchanges are often higher than commissions on U.S. exchanges, although the Fund will endeavor to achieve the most favorable net results on its portfolio transactions. Most of the African stock exchanges have fixed commissions, scaled according to volume, ranging from 0.2% to 3% or more, depending on taxes or additional exchange fees. The higher the purchase, the lower the percentage of the commission, generally. The commission scale in South Africa ranges from 1.2% for a purchase of up to 5,000 Rand to 7,127.50 Rand plus 0.20% on the excess over 1,500,000 Rand for a purchase of over 1,500,000 Rand.

African Sovereign Debt

The types of foreign government obligations in which the Fund will primarily invest will be debt securities issued and backed by the respective government bodies. In terms of their government backing, these securities will structurally resemble U.S. Government and U.S. Government agency issues. In many instances the debt issues of African sovereignties represent low quality securities and may be comparable to securities rated below investment grade by Standard & Poor ("S&P") or Moody's (i.e., rated C and D by S&P and Moody's, respectively.
Because of their speculative characteristics, they trade at substantial discounts from face value, but offer substantial long-term capital appreciation.

Noninvestment-grade (High Yield/High Risk - or Junk Bond) Debt Securities

The Fund may invest up to 20% of its assets in lower quality debt securities (generally those rated BB or lower by S&P or Ba or lower by Moody's, including those rated C and D). These securities have moderate to poor protection of principal and interest payments and have speculative characteristics. Securities rated D are in default of payment of interest and/or principal. These securities involve greater risk of default or price declines due to changes in the issuer's creditworthiness than investment-grade debt securities. Because the market for lower-rated securities may be thinner and less active than for higher-rated securities, there may be market price volatility for these securities and limited liquidity in the resale market. Market prices for these securities may decline significantly in periods of general economic difficulty or rising interest rates. Unrated debt securities may fall into the lower quality category. Unrated securities usually are not attractive to as many buyers as are rated securities, which may make them less marketable.

The quality limitation is determined immediately after the Fund's acquisition of a security. If an obligation held by the Fund is later downgraded, the Fund's Advisor, under the supervision of the Fund's Board of Directors, will consider whether it is in the best interest of the Fund's shareholders to hold or to dispose of the obligation. Among the criteria that may be considered by the Advisor and the Board are the probability that the obligations will be able to make scheduled interest and principal payments in the future, the extent to which any devaluation of the obligation has already been reflected in the Fund's net asset value, and the total percentage, if any, of obligations currently rated below investment grade held by the Fund.

When purchasing high-yielding securities, rated or unrated, NAA prepares its own careful credit analysis to attempt to identify those issuers whose financial condition is adequate to meet future obligations or is expected to be adequate in the future. Through portfolio diversification and credit analysis, investment risk can be reduced, although there can be no assurance that losses will not occur.

Likewise, when purchasing convertible debt securities and structured debt obligations, NAA will prepare a quality and credit analysis, including a study of any existing debt, capital structure and current financial condition, ability to service debts and to pay dividends, sensitivity to changes in economic conditions, and the current trend of earnings, revenues, expenses, cash flow, and other factors, under the supervision of the Advisor and the Board of Directors.

Currency Risks

Foreign securities involve currency risks. The U.S. dollar value of a foreign security tends to decrease when the value of the dollar rises against the foreign currency in which the security is denominated and tends to increase when the value of the dollar falls against such currency. Fluctuations in exchange rates may also affect the earning power and asset value of the foreign entity issuing the security. Dividend and interest payments may be returned to the country of origin, based on the exchange rate at the time of disbursement, and restrictions on capital flows may be imposed. Losses and other expenses may be incurred in converting between various currencies in connections with purchases and sales of foreign securities.

General Foreign Security Risks

There are substantial and different risks involved in investing in foreign securities. You should consider these risks carefully. For example, there is generally less publicly available information about foreign companies than is available about companies in the U.S. Foreign companies are not subject to uniform audit and financial reporting standards, practices and requirements comparable to those in the U.S.

Foreign stock markets are generally not as developed or efficient as those in the U.S. In most foreign markets volume and liquidity are less than in the U.S. and, at times, volatility of price can be greater than that in the U.S. Fixed commissions on foreign stock exchanges are generally higher than the negotiated commissions on U.S. exchanges. There is generally less government supervision and regulation of foreign stock exchanges, brokers and companies than in the U.S.

There is also the possibility of adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitations on the removal of Funds or other assets, political or social instability, or diplomatic developments which could adversely affect investments, assets or securities transactions of the Fund in some foreign countries. The Fund is not aware of any investment or exchange control regulations which might substantially impair the operations of the Fund as described, although this could change at any time.

For many foreign securities, there are U.S. dollar-denominated American Depository Receipts ("ADRs"), which are traded in the U.S. on exchanges or over the counter. ADRs are receipts typically issued by a U.S. bank or trust company which evidence ownership of underlying securities of a foreign corporation. Foreign securities may involve additional risks, including currency fluctuations, risks relating to political or economic conditions, and the potentially less stringent investor protection and disclosure standards of foreign markets. These factors could make foreign investments, especially those in developing countries, less liquid and more volatile. By investing in ADRs rather than directly in foreign issuers' stock, the Fund may avoid currency and some liquidity risks, since the information available for ADRs is subject to the more uniform and more exacting accounting, auditing and financial reporting standards of the domestic market or exchange on which they are traded. In general, there is a large, liquid market in the U.S. for many ADRs. The Fund may also invest in European Depository Receipts ("EDRs'), which are receipts evidencing an arrangement with a European bank similar to that for ADRs and are designed for use in the European securities markets. EDRs are not necessarily denominated in the currency of the underlying security.

The dividends and interest payable on certain of the Fund's foreign securities may be subject to foreign withholding taxes, thus reducing the net amount available for distribution to the Fund's shareholders. You should understand that the expense ratio of the Fund can be expected to be higher than those of investment companies investing only in domestic securities since the costs of operations are higher.

Risks of Nondiversification

There may be risks associated with the Fund being nondiversified. Specifically, since a relatively high percentage of the assets of the Fund may be invested in the obligations of a limited number of issuers, the value of the shares of the Fund may be more susceptible to any single economic, political or regulatory event than the shares of a diversified Fund would be.

Marketability of Fund Investments

The marketability and liquidity of the Fund's investments cannot be assured. The Fund's ability to acquire and dispose of investments in private debt and equity securities will be dependent on factors outside its control, including the health of the market for private debt and equity securities and the financial condition of a security's issuer, as well as general economic conditions. The Fund may invest up to 15% of its net assets in illiquid securities, which may include up to 5% in unlisted securities. Generally, the Fund will need to obtain permission from regulatory authorities in South Africa and other African countries to invest in unlisted securities.

Temporary defensive positions

For temporary defensive purposes -- which may include a lack of adequate purchase candidates or an unfavorable market environment -- the Fund may invest up to 100% of its assets in cash or cash equivalents. Cash equivalents include instruments such as, but not limited to, U.S. government and agency obligations, certificates of deposit, bankers' acceptances, time deposits, commercial paper, short-term corporate debt securities and repurchase agreements.

BACKGROUND AND ECONOMIC INFORMATION

The background and economic information in this section is a partial listing of some of the African countries in which the Fund is considering investment opportunities. The following sections are not intended to be a complete description of the countries involved, their respective economies, or securities markets.

South Africa

After almost ten years of sanctions, South Africa is truly an emerging society. The first fully democratic election in South Africa's history took place in April, 1994, and resulted in a Government of National Unity led by the African National Congress, which inherited both the country's economic problems and its inherent strength. With emergence of the country from a lengthy period of international isolation, the economy began to grow again as it did during the 1960s and 12970s. The turnaround stated in 1993, when the Gross Domestic Product ("GDP") increased by 1.2%, the first increase in four years. Growth continued in 1994 at the rate of 2.5%, and, during 1995, the GDP is projected to rise by 4.0%, according to U.S. Department of Commerce estimates. Gross Domestic Expenditure rose last year by 5% and gross domestic fixed investment by 7%, while inflation has dropped to levels not experienced in South Africa since the late 1970s.

The growth in the economy has allowed the government to make a start on its Reconstruction and Development Program ("RDP"). The RDP is a blueprint for economic change. Its major thrust is to provide the basic amenities of housing, water, electricity and sewerage for the disadvantaged population. The RDP envisages the construction of 1 million houses, each with water and sanitation reticulation, and the electrification of 2.5 million houses before the year 2000. This splurge of house building will require schools, clinics, hospitals, libraries, and civic and shopping centers, which will cause the demand for building materials and furnishings of all kinds to increase significantly. Thus, the opportunities for investment in consumer products will be limitless as well. The RDP is also advocating more investment in health care.

South  Africa  has  significant  investment   opportunities   available  in  the
telecommunications and tourism industries, and considerable expertise and comparative advantages in several other areas as well, such as the production of stainless steel and aluminum. In addition, the financial sector is well-developed and efficient, with the Johannesburg Stock Exchange providing easy access to most of the major companies in the country. Prior to mid-March, 1995, South Africa had a two-tier currency structure utilizing the financial rand and the commercial rand. The purpose of the dual currency system is to prevent capital outflow while enticing foreign investment. The commercial rand was the official rate of exchange, while the financial rand was the currency for non-resident investment or disinvestment. Effective March 13, 1995, the South African Government began the phaseout of the financial rand. For foreign investors, this represents a step in the present government's attempts to create a desirable investment climate, another step away from an underdeveloped economy towards a recognized developing economy, and a sign of growing maturity on the part of the Government of National Unity, according to NAA. In 1994, South Africa's population was 42.5 million, with a projected annual growth rate of 2.2%, and an adult literacy rate of approximately 50%. The Gross National Product ("GNP") was $118 billion.

Morocco

Morocco has adopted a structural adjustment program suggested by the International Monetary Fund ("IMF"), and is now one of the most prosperous of the francophone African countries. Morocco enjoys a reputation for political stability and sound economic policies, which, along with geographic proximity to Europe and considerable natural resources, have served as major attractions for investors. Morocco's chief export is phosphates, although it has diversified into light industry and food processing.

After more than a decade of growth, 1993 was a "watershed" for the country, according to the IMF. The government's reform effort restored financial stability and reduced structural weaknesses which had led to a serious crisis of confidence in 1983. Per capita income has been rising as well, while unemployment has declined. Out of a population of 26 million, with a moderate growth rate of 2.6%, about 4.3 million are employed. In 1994, GDP increased by about 8.0%, according to preliminary data, a rate which is expected to decline in 1995, due to the impact of a drought on the country's agricultural output. In coordination with the IMF, the reform program has reduced trade restrictions and tariffs, liberalized foreign exchange controls, privatized state companies, and improved the climate for foreign investors.

The Moroccan stock exchange is one of Africa's largest, second only in size to the Johannesburg Stock Exchange. The market capitalization of the companies is approximately $3.5 billion. There is no limitation on foreign investment. In 1993, Morocco's population was 27.6 million, and its GNP was $27,645 million. Kenya

Kenya is the leading economy in East Africa. It was badly affected by the oil price increases of the 1970s and has struggled with an almost continual balance of payments crisis since then. There were several attempts by the IMF and the World Bank to impose structural adjustment programs, adopted in late 1992.

Since the mid-1993 reform package agreement between the Kenyan Government and the World Bank, the economy has been on an upward track. In 1993, the Kenyan government instituted some economic reform, taking specific measures, such as the removal of price controls; the liberalization of agricultural marketing; control of credit and money supplies; a gradual reduction of government expenditures; a gradual dismantling of exchange controls; and fiscal and monetary incentives aimed at the promotion of exports. Attempts at privatization are also being made, with 150 companies privatized in 1994.

Agricultural products account for almost 90% of Kenyan exports, as the majority of the population is engaged in agriculture. As the hub of East Africa, Kenya is well placed to provide manufactured goods to the whole area. In order to achieve a growth in manufacturing of 6% per annum, three export processing zones have been created and let to emerging manufacturers. Tourism is also a major industry, although fighting in nearby Rwanda has affected the industry a certain amount.

The Kenyan stock exchange is located in Nairobi, with 56 listed companies and 23 member brokers. The market capitalization of the companies is approximately $3.3 billion, the third largest in Africa. Foreign investors were not allowed to invest in the Stock Exchange, although this restriction was partially lifted as of January, 1995. The remaining restrictions barring outside investors are scheduled to be removed by the end of 1995. There is no restriction on foreign direct investment in unlisted companies. The 1994 GDP growth rate was an estimated 3%, and the currency has stabilized after a long period of depreciation. Inflation dropped dramatically to about one-third of the 46% level in 1993, and is now under 4%. Kenya, which has a population of nearly 26 million people, has also experienced an important breakthrough in controlling population growth, reducing the total fertility rate 20% between 1989 and 1993, the most precipitous drop in birth rate ever recorded anywhere in the world. Population growth has declined from 4.1% in 1984 to 2.7% in 1994.

Zimbabwe

Zimbabwe achieved independence in 1980 and now represents a model of political and economic stability. After independence, the government focused on providing education and health care for the majority black population, although this required an increase in government spending, resulting in a budget deficit of approximately 10%. The government turned to IMF in the late 1980s, and put in place a structural adjustment program to bring growth to the private productive sector and to reduce the resources used by the public sector. The size of the public sector is very large but may be reduced, pending elections in early 1995.

Interest rates are currently high and monetary policy is tight, due to the IMF, but this is helping to create a more viable economy and provide a suitable climate for attracting foreign investment. Exports include textiles, tobacco, and products from the mining and energy complex. Zimbabwe is in the process of upgrading its telecommunication systems, using fiber optics and digitalization.

The stock exchange is in Harare, with a market capitalization of approximately $2 billion and 62 listed companies. There are limitations on foreign investment, in that only 5% of the shares of any company may be held by a single foreign investor, and no more than a total of 25% of a company may be held by foreign investors. The opening of the stock exchange to foreign investors in June 1993 was followed by a high surge in trading. In 1993, Zimbabwe's population was 10.6 million, and the GNP was $5,756 million.

Tunisia

Tunisia is a growing African economy, due to the diligence with which its structural adjustment program was implemented. With a mixed economy based on agriculture, tourism, manufacturing, and petroleum, Tunisia has established a track record for steady growth. The country's structural adjustment program, launched in 1987, prioritizes export-led growth, as well as price and import liberalization, financial sector reform, and privatization. Some 50 firms owned by the government have been sold, and the government has promised to speed up the process. Leather and phosphates exports coupled with growth in the textile and electrical goods sectors of manufacturing for export and an increase in oil production were all expected to add to export earnings in 1994 and 1995.

Part of the structural adjustment program has been directed towards attracting foreign investment. A unified investment code has been adopted, which offers tax advantages to investors in export-oriented projects, regional development projects, or in projects which promote young entrepreneurs and small and medium-sized businesses.

The  Tunisian  Stock  Exchange  is  small,  with  a  market   capitalization  of
approximately $1.2 billion and 21 listed companies. Turnover on the Exchange rose to $531 million in 1994 from $162 million in 1993. In 1993, Tunisia's population was 8.2 million, with a labor force of 2.56 million. Its GNP was $15.3 million, according to the World Bank 1995 annual Atlas.

Egypt

Egypt has a large population, a cosmopolitan outlook, and a strategic position between the East and West. Its major export is oil, although it also exports cotton and earns large amounts of foreign exchange through its ownership of the Suez canal, and from tourism.

In 1994, Egypt experienced a 2.0% increase in the GDP (up from 1.3% in 1993 and 0.4% in 1992) and a decline in the rate of inflation to about 6.0% from nearly 16.0% in 1992. The economy was boosted from a $550 million IMF standby credit which runs to mid-1996 and a $300 million World Bank loan, as well as an annual U.S. aid package that totals about $800 million. But per capita income for the country's large population of about 57 million has remained fairly steady at $630, with unemployment at about 10%. The government's economic reforms include reductions in subsidies and import controls and the elimination of most foreign exchange controls, budget deficit cuts, new banking laws, the introduction of a sales tax, and an extensive privatization program.

The stock exchange was founded in 1910, and has a market capitalization of approximately $1.5 billion, with nearly 700 listed companies. During 1994, trading volume rose dramatically and two state companies were oversubscribed when their stock was offered to investors.

Ghana

Ghana began an ambitious structural and economic reform program in the early 1980s. The political situation is stable, and the economy is being revitalized. In the last ten years, inflation and the public sector budget deficit have been significantly reduced. Exports continue to grow at an average annual pace of about 10%, due in part to increases in the export crop production.

Cocoa is the main cash crop of Ghana's agricultural economy. Other crops include copra, peanuts, pineapple, kolanuts, coffee, cotton, and shea nuts. As with any agricultural economy, Ghana is vulnerable to the weather, particularly drought. Even with production and marketing inefficiencies, the agricultural sectors of cocoa production, forestry, and fishing account for 45% of the country's GDP and about 60% of employment. Other contributors to GDP include tourism and manufacturing.

Ghana ranks among the world's top gold producers and exporters and also exports diamonds, bauxite, and manganese. In 1994, the Ghanaian government completed its sale of about 25% of the Ashanti Goldfields company, listed on the Ghana Stock Exchange and the London International Stock Exchange. Because of this dominant listing, the Ghanaian stock Exchange is ranked sixth largest in Africa.

The stock exchange is in Accra, with a market capitalization of approximately $2.1 billion and 20 listed companies. Nonresidents of Ghana may participate in the market, although aggregate holdings of all nonresident investors cannot exceed 74% of the total outstanding shares of a security, or 10% on an individual level. In 1993, Ghana's population was 16.8 million, with an annual growth rate of 3.4%. Its GDP was $3.948 billion, growing at 5.00% per annum. The rate of inflation was 27.4%.

RISK DIVERSIFICATION AND CONTROLS FOR THE FUND'S DIRECT INVESTMENTS

The Fund can invest up to 15% of its net assets in Direct Investments, which will consist primarily of investments in companies that by U.S. standards are small to medium sized. While Direct Investments in such companies offer the opportunity for significant capital gains, such investments involve a degree of business and financial risks that can result in losses, and the liquidity cannot be assured. Among these are the risks associated with investing in companies with new management, companies operating with substantial variations in operating results from period to period, and companies with the need for substantial additional capital to support expansion or to achieve or maintain a competitive position. Such businesses may face intense competition from rivals with greater financial resources, more extensive research and development, manufacturing, marketing, and services capabilities, and a larger number of qualified managerial and technical personnel.

The Fund's Direct Investment philosophy is to help ensure that you have a reasonable level of risk related to your Fund investment. The risks involved in investment in private debt and equity situations are managed in several ways. For example, the Sub-Advisor consistently receives up-to-date information about the South African market and economy; evaluates potential opportunities using a multi-step procedure which includes a tour of facilities and discussions with management; explores innovative financing techniques; capitalizes portfolio companies with 30%-50% equity to mitigate financial risk; and may directly monitor a company by sitting on its board of directors.

The Fund will not invest in a situation which does not present reasonable exit opportunities. A number of exit strategies to obtain liquidity and realize capital gains will be used, including: (1) the complete or partial sale of the business to an outside third party or joint venture partners, (2) the complete or partial sale of the business to the public securities market, either in the form of an initial public offering or the sale of debt, (3) the complete or partial sale of the business to management, and (4) the refinancing of the investment's capital structure and using the proceeds to pay a dividend to investors. The holding period for a Direct Investment is anticipated to range from five to seven years.

INVESTMENT TECHNIQUES and RELATED RISKS

Financial Futures, Options, and Other Investment Techniques.

The Fund can use various techniques to increase or decrease its exposure to changing security prices, interest rates, or other factors that affect security values. These techniques may involve derivative transactions such as buying and selling options and futures contracts and leveraged notes, entering into swap agreements, and purchasing indexed securities. The Fund can use these practices either as substitution or as protection against an adverse move in the Fund's portfolio to adjust the risk and return characteristics of the Fund's portfolio. The Fund may engage in transactions in financial futures contracts and related options as explained below. It may also write covered call options and secured put options, purchase call and put options on securities and security indices, and may enter into option transactions on foreign currency. The Fund may also invest in repurchase agreements. If the Advisor judges market conditions incorrectly or employs a strategy that does not correlate well with the fund's investments, or if the counterparty to the transaction does not perform as promised, these techniques could result in a loss. These techniques may increase the volatility of a fund and may involve a small investment of cash relative to the magnitude of the risk assumed.

The Fund reserves the right to invest in the above investment techniques, but, with the exception of financial futures contracts and related options, currently anticipates such investment in each technique to be less than 5% of the Fund's net assets in the coming year. Therefore, those investment techniques and the related risks are described in detail in the Statement of Additional Information.

Financial Futures and Related Options

The Fund may enter into financial futures contracts and related options as a hedge against anticipated changes in the market value of their portfolio securities or securities which they intend to purchase or in the exchange rate of foreign currencies. Hedging is the initiation of an offsetting position in the futures market which is intended to minimize the risk associated with a position's underlying securities in the cash market. Investment techniques related to financial futures and options are summarized below and are described more fully in the Statement of Additional Information.

Financial futures contracts consist of interest rate futures contracts, foreign currency futures contracts and securities index futures contracts. An interest rate futures contract obligates the seller of the contract to deliver, and the purchaser to take delivery of, the interest rate securities called for in the contract at a specified future time and at a specified price. A foreign currency futures contract obligates the seller of the contract to deliver, and the purchaser to take delivery of, the foreign currency called for in the contract at a specified future time and at a specified price. (See "Foreign Currency Transactions" in the Statement of Additional Information.) A securities index assigns relative values to the securities included in the index, and the index fluctuates with changes in the market values of the securities so included. A securities index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the index value at the close of the last trading day of the contract and the price at which the futures contract is originally struck. An option on a financial futures contract gives the purchaser the right to assume a position in the contract (a long position if the option is a call and a short position if the option is a put) at a specified exercise price at any time during the period of the option.

The Fund may purchase and sell financial futures contracts which are traded on a recognized exchange or board of trade and may purchase exchange or board-traded put and call options on financial futures contracts. It will engage in transactions in financial futures contracts and related options only for hedging purposes and not for speculation. In addition, the Fund will not purchase or sell any financial futures contract or related option if, immediately thereafter, the sum of the cash or U.S. Treasury bills committed with respect to its existing futures and related options positions and the premiums paid for related options would exceed 5% of the market value of its total assets. At the time of purchase of a futures contract or a call option on a futures contract, an amount of cash, U.S. Government securities or other appropriate high-grade debt obligations equal to the market value of the futures contract minus the Fund's initial margin deposit with respect thereto, will be deposited in a segregated account with the Fund's custodian bank to collateralize fully the position and thereby ensure that it is not leveraged. The extent to which the Fund may enter into financial futures contracts and related options may also be limited by requirements of the Internal Revenue Code of 1986 for qualification as a regulated investment company.

Engaging in transactions in financial futures contracts involves certain risks, such as the possibility of an imperfect correlation between futures market prices and cash market prices and the possibility that the NAA could be incorrect in its expectations as to the direction or extent of various interest rate movements or foreign currency exchange rates, in which case the Fund's return might have been greater had hedging not taken place. There is also the risk that a liquid secondary market may not exist. The risk in purchasing an option on a financial futures contract is that the Fund will lose the premium it paid. Also, there may be circumstances when the purchase of an option on a financial futures contract would result in a loss to the Fund while the purchase or sale of the contract would not have resulted in a loss.

Lending portfolio securities

The Fund may lend its portfolio securities to member firms of the New York Stock Exchange and commercial banks with assets of one billion dollars or more, provided the value of the securities loaned from the Fund will not exceed one-third of the Fund's assets. Any such loans must be secured continuously in the form of cash or cash equivalents such as U.S. Treasury bills; the amount of the collateral must on a current basis equal or exceed the market value of the loaned securities, and the Fund must be able to terminate such loans upon notice at any time. The Fund will exercise its right to terminate a securities loan in order to preserve its right to vote upon matters of importance affecting holders of the securities

The advantage of such loans is that the Fund continues to receive the equivalent of the interest earned or dividends paid by the issuers on the loaned securities while at the same time earning interest on the cash or equivalent collateral which may be invested in accordance with the Fund's investment objective, policies and restrictions.

Securities loans are usually made to broker-dealers and other financial institutions to facilitate their delivery of such securities. As with any extension of credit, there may be risks of delay in recovery and possibly loss of rights in the loaned securities should the borrower of the loaned securities fail financially. However, the Fund will make loans of its portfolio securities only to those firms the Advisor or Sub-Advisor deems creditworthy and only on such terms the Advisor or Sub-Advisor believes should compensate for such risk. On termination of the loan the borrower is obligated to return the securities to the Fund. The Fund will realize any gain or loss in the market value of the securities during the loan period. The Fund may pay reasonable custodial fees in connection with the loan.

The Fund's policies set forth as fundamental investment restrictions may not be changed without shareholder approval. The Fund's Statement of Additional Information describes these and additional policies and restrictions concerning the portfolio investments of the Fund.

TOTAL RETURN

The Fund may advertise total return. Total return is based on historical results and is not intended to indicate future performance.

Total return includes not only the effect of income dividends but also any change in net asset value, or principal amount, during the stated period. The total return shows overall change in value, including changes in share price and assuming all of the dividends and capital gain distributions are reinvested. A cumulative total return reflects the performance over a stated period of time. An average annual total return reflects the hypothetical annual compounded return that would have produced the same cumulative total return if the performance had been constant over the entire period. Because average annual returns tend to smooth out variations in the returns, you should recognize that they are not the same as actual year-by-year results. Both types of total return usually will include the effect of paying the front-end sales charge. Of course, total returns will be higher if sales charges are not taken into account. Quotations of "overall return" do not reflect deduction of the sales charge. You should consider overall return figures only if you qualify for a reduced sales charge, or for purposes of comparison with comparable figures which also do not reflect sales charge, such as mutual fund averages compiled by Lipper Analytical Services, Inc. ("Lipper"). Further information about the Fund's performance is contained in its Annual Report to Shareholders, which may be obtained without charge.

MANAGEMENT OF THE FUND

The Fund's Board of Directors supervises the Fund's activities and reviews its contracts with companies that provide it with services.

The Fund is a series of Calvert New World Fund, Inc., an open-end management investment company organized as a Maryland corporation on December 22, 1994.

The Fund is neither required nor intends to hold annual shareholder meetings, but special meetings may be called for purposes such as electing or removing Directors, changing fundamental policies, or approving a management contract. As a shareholder, you receive one vote for each share of the Fund you own.

Calvert-Sloan Advisers, L.L.C. serves as Advisor to the Fund.

Calvert-Sloan Advisers, L.L.C. (the "Advisor") is the Fund's investment advisor. It is located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. It is jointly owned by Calvert Group, Ltd., and Sloan Holdings, Inc., and was organized in the State of Maryland on March 3, 1995. Although the Advisor is a new venture, the individuals involved in its management are experienced employees of Calvert Group, Ltd. and its subsidiary, Calvert Asset Management Company, Inc. (a Sub-Advisor to the Fund), and New Africa Advisers, Inc. (also a Sub-Advisor to the Fund), a subsidiary of Sloan Financial Group (see below). The Advisor provides the Fund with investment supervision and management, administrative services and office space; furnishes executive and other personnel to the Fund; and pays the salaries and fees of all Directors who are affiliated persons of the Advisor. The Advisor may also assume and pay certain advertising and promotional expenses of the Fund and reserves the right to compensate broker-dealers in return for their promotional or administrative services. The Fund pays all other operating expenses as noted in the Statement of Additional Information.

The Fund's organizational expenses were advanced to the Fund by Calvert-Sloan Advisers, L.L.C. These expenses will be amortized over a sixty-month period which will commence with the inception of the Fund. In the event that the Fund liquidates before the deferred organization expenses are fully amortized, Calvert-Sloan Advisers, L.L.C. shall bear such unamortized deferred organization expenses.

The Fund will be capitalized with $100,000 initial seed money from Calvert Group, Ltd., and Sloan Financial Group. Therefore, they will control the Fund until shareholders have purchased $100,000 in shares.

New Africa Advisers, Inc., is one of the Fund's Sub-Advisors.

New Africa Advisers, Inc., is one of the Sub-Advisors to the Fund. NAA's principal business office in the U.S. is 103 West Main Street, Fourth Floor, Durham, North Carolina 27701. It also has offices in New York City and Johannesburg, South Africa. NAA is a registered investment advisor and is wholly owned by Sloan Financial Group, Inc. ("SFG"). NAA was founded in 1992 to provide investors with access to African-related investment opportunities. Combining African emerging markets and global portfolio management expertise, New Africa Advisers is uniquely qualified in this era of post-apartheid African investments. Along with investment research and statistical information, NAA provides investment advisory assistance and the day-to-day management of the Fund's investments and re-investments.

The Sloan Financial Group, NAA's parent company, headquartered in Durham, North Carolina, is the nation's largest minority-owned financial services firm. Founded in 1986 by Maceo K. Sloan, (Chairman, President, and Chief Executive Officer), the company's roots date back to 1898 when Sloan's ancestors founded North Carolina Mutual Life Insurance Company, the nation's largest minority-owned insurance firm. Presently, Sloan Financial Group contains two investment management subsidiaries, NCM Capital Management Group, Inc., and New Africa Advisers. Within its family of companies, SFG currently manages assets of approximately $3 billion, and the firm's client base includes many of the nation's largest employee benefit, foundation, and endowment plans.

CAMCO is one of the Fund's Sub-Advisors.

CAMCO is one of the Sub-Advisors to the Fund. CAMCO's principal business office is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. CAMCO manages the U.S. dollar portion of the Fund's cash reserves. CAMCO is a subsidiary of Calvert Group, Ltd., and currently serves as investment advisor to First Variable Rate Fund for Government Income, Calvert Tax-Free Reserves, Calvert Social Investment Fund, Calvert Cash Reserves (d/b/a Money Management Plus), The Calvert Fund, Calvert Municipal Fund, Inc., Calvert World Values Fund, Inc., and Acacia Capital Corporation.

Portfolio Managers - Investment selections for the Fund are made by a team.

Investment selections for the Fund are made by a team, led by Maceo K. Sloan, Chairman of New Africa Advisers, Inc. Mr. Sloan's 25-year career in the investment management industry began at North Carolina Mutual Life Insurance Company where he held positions including Investment Analyst, Treasurer, Vice President, and Chief Investment Officer. Presently, he serves as Chairman, President, and Chief Executive Officer of Sloan Financial Group and NCM Capital Management Group, Inc. Mr. Sloan is a Director of the National Association of Securities Professionals, a Chartered Financial Analyst and a Fellow of the Life Management Institute. He is a regular panelist on the PBS program Wall Street Week in Review and has been a panelist and chaired several conferences concerning investment opportunities in South Africa, such as the RCB International Seminar and the Pensions 2000 on South Africa.

Justin F. Beckett is President and CEO of New Africa Advisers, Inc. He has ten years' experience in the investment field. Mr. Beckett began researching Africa's capital markets in 1990 and the experiences and information that Mr. Beckett has amassed since then represent the foundation of NAA's investment philosophy. Mr. Beckett was one of the first U.S. professionals to establish a dialogue with South Africa's post-apartheid investment community, and now resides in Johannesburg. As a recognized expert on investments in South Africa, Mr. Beckett has been quoted in numerous periodicals (Pensions & Investments, The Wall Street Journal, The New York Times, The Washington Post), and has chaired and spoken on several conference panels relative to investments in South Africa. Mr. Beckett has also appeared on The Color of Money, Reflections, PBS Morning News, and Prime Time Sunday.

Clifford D. Mpare, Chief Investment Officer of NAA, is a native of Ghana, in West Africa. He has over ten years of investment experience, hands-on knowledge of African capital markets, and experience in the U.S. and Canadian markets. Prior to joining NAA's parent company, SFG, Mr. Mpare, who is a Chartered Financial Analyst and a Certified Management Accountant, was a Senior Analyst with First Union Corp's private equity department, where he specialized in the valuation of unlisted securities. He serves on the review board of the Association of Investment Management and Research, and is a member of the North Carolina Society of Financial Analysts, the Institute of Chartered Financial Analysts, the Institute of Management Accountants, and the Society of Management Accountants of Canada.

CAMCO manages the U.S. dollar portion of the Fund's cash reserves.

The U.S. dollar portion of the Fund's cash reserves is invested by Calvert Asset Management Company, Inc., headed by Reno Martini, Senior Vice President and Chief Investment Officer. Mr. Martini oversees the management of all Calvert Group portfolios. He has extensive experience in evaluating and purchasing municipal securities.

Calvert Group is one of the largest investment management firms in the Washington, D.C. area.

Calvert Group, Ltd., parent of the Fund's transfer agent, distributor, and CAMCO, is a subsidiary of Acacia Mutual Life Insurance Company of Washington, D.C. Calvert Group is one of the largest investment management firms in the Washington, D.C. area. Calvert Group, Ltd. and its subsidiaries are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. As of December 31, 1994, Calvert Group managed and administered assets in excess of $4.2 billion and more than 200,000 shareholder and depositor accounts.

The Advisor receives a fee based on a percentage of the Fund's assets and the performance of the Fund. From this, it pays the Sub-Advisors a fee.

The Investment Advisory Agreement between the Fund and the Advisor provides that the Advisor is entitled to a base annual fee, payable monthly, of 1.50% of the Portfolio's average daily net assets. From this, the Advisor pays a base annual fee of 0.755% to NAA, 0.495% to CAMCO, and a fee of 0.10% to Sloan Holdings, Inc., for consulting services. Commencing on July 1, 1988, the Adviser will receive a "Performance Fee," applied prospectively, based on the investment performance of the Fund over a "Performance Period" in relation to the investment record of the Morgan Stanley South Africa Index. The Performance Fee will be adjusted up or downward to the extent to which performance of the Fund exceeds or trails the Morgan Stanley South Africa Index:

         Performance versus the                      Performance Fee
         Morgan Stanley                              Adjustment
         South Africa Index

         30% to less than 60%                        0.05%
         60% to less than 90%                        0.07%
         90% or more                                 0.10%

The Advisor will pay NAA a performance fee equal to the Performance Fee the Advisor receives from the Fund.

The Advisor may in its discretion defer its fees or assume the Fund's operating expenses. The Investment Advisory Agreement provides that the Advisor may later, to the extent permitted by law, recapture any fees it deferred, or expenses it assumed during the two prior years

Calvert Administrative Services Company provides administrative services for the Fund.

Calvert Administrative Services Company ("CASC"), an affiliate of the Advisor, has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs, including the preparation of regulatory filings and shareholder reports, the daily determination of its net asset value per share and dividends, and the maintenance of its portfolio and general accounting records. For providing such services, CASC receives an annual fee, payable monthly, from the Fund of 0.25% of the Fund's average daily net assets. Calvert Distributors, Inc. serves as underwriter to market the Fund's shares.

Calvert Distributors, Inc. ("CDI") is the Fund's principal underwriter and distributor. Under the terms of its underwriting agreement with the Fund, CDI markets and distributes the Fund's shares and is responsible for payment of commissions and service fees to broker-dealers, banks, and financial services firms, preparation of advertising and sales literature, and printing and mailing of prospectuses to prospective investors.

The transfer agent keeps your account records.

Calvert Shareholder Services, Inc. is the Fund's transfer, dividend disbursing and shareholder servicing agent.

SHAREHOLDER GUIDE

Opening An Account

You can buy shares of the Fund in several ways.

An account application should accompany this prospectus. A completed and signed application is required for each new account you open, regardless of the method you choose for making your initial investment. Additional forms may be required from corporations, associations, and certain fiduciaries. If you have any questions or need extra applications, call your broker, or Calvert Group at 800-368-2748.

To invest in any of Calvert's tax-deferred retirement plans, please call Calvert
Group  at  800-368-2748  to  receive   information  and  the  required  separate
application.

Alternative Sales Options

The Fund offers one class of shares:

Class A Shares - Front End Load Option

Class A shares are sold with a front-end sales charge at the time of purchase. Class A shares are not subject to a sales charge when they are redeemed.

The Fund bears some of the costs of selling its shares under Distribution Plans adopted with respect to its shares pursuant to Rule 12b-1 under the 1940 Act. Payments under the Class A Distribution Plan are limited to 0.75% annually of the average daily net asset value of Class A shares.

Class A Shares

Class A shares are offered at net asset value plus a front-end sales charge as follows:

                                                                Concession to
                                                                Dealers as a %
                                 As a % of       As a % of Net     of Amount
                                 Offering Price  Amount Invested   Invested
Amount of Investment

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Less than $50,000                  2.50%             2.56%            2.00%
$50,000 but less than $100,000     2.00%             2.04%            1.50%
$100,000 but less than $250,000    1.50%             1.52%            1.10%
$250,000 but less than $500,000    1.25%             1.27%            0.95%
$500,000 but less than $1,000,000  1.00%             1.01%            0.85%
$1,000,000 and over                0.00%             0.00%            0.75%*


*For new investments (new purchases but not exchanges) of $1 million or more, CDI may pay broker-dealer, on a monthly basis for 12 months, an annual rate of 0.75%. Payments will be made monthly at the rate of 0.0625% of the amount of the investment, less redemptions.

Sales charges on Class A shares may be reduced or eliminated in certain cases. See Exhibit A to this prospectus.

The sales charge is paid to CDI, which in turn normally reallows a portion to your broker-dealer. Upon written notice to dealers with whom it has dealer agreements, CDI may reallow up to the full applicable sales charge. Dealers to whom 90% or more of the entire sales charge is reallowed may be deemed to be underwriters under the Securities Act of 1933.

In addition to any sales charge reallowance or finder's fee, your broker-dealer, or other financial service firm through which your account is held, currently will be paid periodic service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares held in accounts maintained by that firm.

Class A Distribution Plan

The Fund has adopted a Distribution Plan with respect to its Class A shares (the "Class A Distribution Plan"), which provides for payments at a maximum annual rate of 0.75% of the average daily net asset value of Class A shares, to pay expenses associated with the distribution and servicing of Class A shares. Fees paid by the Fund to CDI under the Class A Distribution Plan are used to pay to dealers and others, including CDI salespersons who service accounts, quarterly compensation at an annual rate of up to 0.50%, plus service fees at an annual rate of up to 0.25% of the average daily net asset value of Class A shares, beginning the thirteenth month after the shares are purchased. The distribution fees also are used to pay CDI for its marketing and distribution expenses, including, but not limited to, preparation of advertising and sales literature and the printing and mailing of prospectuses to prospective investors.

Arrangements with Broker-Dealers and Others

CDI may also pay additional concessions, including non-cash promotional incentives, such as merchandise or trips, to dealers employing registered representatives who have sold or are expected to sell a minimum dollar amount of shares of the Fund and/or shares of other Funds underwritten by CDI. CDI may make expense reimbursements for special training of a dealer's registered representatives, advertising or equipment, or to defray the expenses of sales contests. Eligible marketing and distribution expenses may be paid pursuant to the Fund's Rule 12b-1 Distribution Plan.

Dealers or others may receive different levels of compensation depending on which class of shares they sell. Payments pursuant to a Distribution Plan are included in the operating expenses of the class.

HOW TO BUY SHARES

Method                  Initial investment           Additional Investments

By Mail                 $2,000 minimum               $250 minimum

                        Please make your check       Please make your check
                        payable to the Fund and      payable to the Fund and
                        mail it with your            mail it with your
                        application to:              investment slip to:

                        Calvert Group                Calvert Group
                        P.O. Box 419544              P.O. Box 419739
                        Kansas City, MO 64141-6544   Kansas City, MO 64141-6739

By Registered, Certified, or Overnight Mail: Calvert Group
                                                     c/o NFDS, 6th Floor
                                                     1004 Baltimore
                                                     Kansas City, MO 64105-1807

Through Your Broker  $2,000 minimum                  $250 minimum

At the Calvert    Visit the Calvert Branch Office to make investments by check.
Branch Office     See the back cover page for the address.

FOR ALL OPTIONS BELOW, PLEASE CALL YOUR BROKER OR CALVERT GROUP AT 800-368-2745

By Exchange          $2,000 minimum                  $250 minimum
(From your account in another Calvert Group fund)

When opening an account by exchange, your new account must be established with the same name(s), address and taxpayer identification number as your existing Calvert account.

By Bank Wire         $2,000 minimum                  $250 minimum

By Calvert Money      Not Available                  $50 minimum
Controller*           for Initial Investment

*Please allow sufficient time for Calvert Group to process your initial request for this service, normally 10 business days. The maximum transaction amount is $300,000, and your purchase request must be received by 4:00 p.m. Eastern time.

NET ASSET VALUE

Net asset value, or "NAV," refers to the worth of one share. NAV is computed by adding the value of all portfolio holdings, plus other assets, deducting liabilities and then dividing the result by the number of shares outstanding. This value is calculated at the close of the Fund's business day, which coincides with the closing of the regular session of the New York Stock Exchange (normally 4:00 p.m. Eastern time). The Fund is open for business each day the New York Stock Exchange is open. All purchases of Fund shares will be confirmed and credited to your account in full and fractional shares (rounded to the nearest 1/1000th of a share).

Fund securities and other assets are valued based on market quotations, except that securities maturing within 60 days are valued at amortized cost. If quotations are not available, securities are valued by a method that the Board of Directors believes accurately reflects fair value. Securities which are primarily traded on foreign securities exchanges are generally valued at the preceding closing values of such securities on their respective exchanges (See the Statement of Additional Information -- "Determination of Net Asset Value") relating to the valuation of foreign securities. Financial futures are valued at the settlement price established each day by the board of trade or exchange on which they are traded. All assets and liabilities initially expressed in foreign currency values will be converted into United States dollars as last quoted by any recognized dealer.

WHEN YOUR ACCOUNT WILL BE CREDITED

Before you buy shares, please read the following information to make sure your investment is accepted and credited properly.

Your purchase will be processed at the next offering price based on the next net asset value calculated after your order is received and accepted. If your purchase is made by federal funds wire, check, or exchange, and is received by 4:00 p.m. (Eastern time), your account will be credited on the day of receipt. If your purchase is received after 4:00 p.m. Eastern time, it will be credited the next business day. All your purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted. The Fund reserves the right to suspend the offering of shares for a period of time or to reject any specific purchase order. If your check does not clear, your purchase will be canceled and you will be charged a $10 fee plus costs incurred by the Fund. When you purchase by check or with Calvert Money Controller, the Fund can hold payment on redemptions until it is reasonably satisfied that the investment is collected (normally 10 business days from purchase date). To avoid this collection period, you can wire federal funds from your bank, which may charge you a fee

Certain financial institutions or broker-dealers which have entered into a sales agreement with the Distributor may enter confirmed purchase orders on behalf of customers by phone, with payment to follow within a number of days of the order as specified by the program. If payment is not received in the time specified, the financial institution could be held liable for resulting fees or losses.

EXCHANGES

You may exchange shares of the Fund for shares of the same class of other Calvert Group Funds.

If your investment goals change, the Calvert Group Family of Funds has a variety of investment objectives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. The exchange privilege is a convenient way to buy shares in other Calvert Group Funds in order to respond to changes in your goals or in market conditions. However, the Fund is intended as a long-term investment and not for frequent short-term trades. Before you make an exchange from a Fund, please note the following:

Call your broker or a Calvert representative for information and a prospectus for any of Calvert's other Funds registered in your state. Read the prospectus of the Fund into which you want to exchange for relevant information, including class offerings. The exchange privilege is only available in States where shares of the Fund into which you want to exchange are registered for sale.

Each exchange represents the sale of shares of one Fund and the purchase of shares of another. Therefore, you could realize a taxable gain or loss on the transaction.

Shares of a particular class of the Fund may be exchanged only for shares of the same class of another Calvert Fund, except that any class may be exchanged for shares of any money market fund.

Complete and sign an application for an account in that Fund, taking care to register your new account in the same name and taxpayer identification number as your existing Calvert account(s). Exchange instructions may then be given by telephone if you have not declined telephone transaction privileges and the shares are not in certificate form. The exchange will be made on the fifth business day following the receipt of the request. See "Selling Your Shares" and "How to Sell Your Shares-- By Telephone, and--By Exchange to Another Calvert Group Fund."

You may incur a redemption fee.

Shares on which you have already paid a sales charge at Calvert Group and shares acquired by reinvestment of dividends or distributions may be exchanged into another Fund at no additional charge, provided the shares have been held in the Fund for two (2) full years. Redemption of shares that have been held in the Fund for less than two years are subject to a 2.00% redemption fee. See "How to Sell Your Shares."

The Fund reserves the right to terminate or modify the exchange privilege in the future upon 60 days' written notice.

OTHER CALVERT GROUP SERVICES

Calvert Information Network

24 hour yield and prices

Calvert Group has a round-the-clock telephone service that lets existing customers use a push button phone with tone capabilities to obtain prices, performance information, account balances, and authorize certain transactions.

Calvert Money Controller

Calvert Money Controller eliminates the delay of mailing a check or the expense of wiring funds. You can request this free service on your application.

This service allows you to authorize electronic transfers of money to purchase or sell shares. You use Calvert Money Controller like an "electronic check" to move money ($50 to $300,000) between your bank account and your account in the Fund with one phone call. Allow one or two business days after the call for the transfer to take place from your bank to Calvert; for redemptions, allow five to seven days after the call for the redemption proceeds to be sent to your bank. All Calvert Money Controller transaction requests must be received by 4:00 p.m. Eastern time.

You may also arrange systematic monthly or quarterly investments (minimum $50) into your Calvert Group account. After you give us proper authorization, your bank account will be debited to purchase Fund shares. You will receive a confirmation from us for these transactions, and a debit entry will appear on your bank statement. Share purchases made through Calvert Money Controller will be subject to the applicable sales charge. If you would like to make arrangements for systematic monthly or quarterly redemptions from your Calvert account, call us for a Money Controller Application.

Telephone Transactions

Calvert may record all telephone calls.

You may purchase, redeem, or exchange shares, wire funds and use Calvert Money Controller by telephone if you have pre-authorized service instructions. You automatically have telephone privileges unless you elect otherwise. The Fund, the transfer agent and their affiliates are not liable for acting in good faith on telephone instructions relating to your account, so long as they follow reasonable procedures to determine that the telephone instructions are genuine. Such procedures may include recording the telephone calls and requiring some form of personal identification. You should verify the accuracy of telephone transactions immediately upon receipt of your confirmation statement.

Optional Services

Complete the "Option" sections of the application for the easiest way to establish services

The easiest way to establish optional services on your Calvert Group account is to select the options you desire when you complete your account application. If you wish to add other options later, you may have to provide us with additional information and a signature guarantee. Please call your broker or Calvert Investor Relations at 800-368-2745 for further assistance. For our mutual protection, we may require a signature guarantee on certain written transaction requests. A signature guarantee verifies the authenticity of your signature, and may be obtained from any bank, savings and loan association, credit union, trust company, broker-dealer firm or member of a domestic stock exchange. A signature guarantee cannot be provided by a notary public.

Householding of General Mailings

An effort to reduce Fund expenses and save paper and trees for the environment.

If you have multiple accounts with Calvert, you may receive combined mailings of some shareholder information, such as semi-annual and annual reports. Please contact Calvert Investor Relations at 800-368-2745 to receive additional copies of information.

Special Services and Charges

The Fund pays for shareholder services but not for special services that are required by a few shareholders, such as a request for a historical transcript of an account. You may be required to pay a research fee for these special services.

If you are purchasing shares of the Fund through a program of services offered by a broker-dealer or financial institution, you should read the program materials in conjunction with this Prospectus. Certain features of the Fund may be modified in these programs, and administrative charges may be imposed for the services rendered.

Tax-Saving Retirement Plans

Contact Calvert Group for complete information kits discussing the plans, and their benefits, provisions and fees.

Calvert Group can set up your new account in the Fund under one of several tax-deferred plans. These plans let you invest for retirement and shelter your investment income from current taxes. Minimums may differ from those listed in the chart on page __. Also, reduced sales charges may apply. See "Exhibit A - Reduced Sales Charges."

Individual retirement accounts (IRAs): available to anyone who has earned income. You may also be able to make investments in the name of your spouse, if your spouse has no earned income.

Qualified Profit-Sharing and Money-Purchase Plans (including 401(k) Plans): available to self-employed people and their partners, or to corporations and their employees.

Simplified Employee Pension Plan (SEP-IRA): available to self-employed people and their partners, or to corporations. Salary reduction pension plans (SAR-SEP
IRAs) are also available to employers with 25 or fewer employees.

403(b)(7)  Custodial  Accounts:   available  to  employees  of  most  non-profit
organizations and public schools and universities.

HOW TO SELL YOUR SHARES

You may redeem all or a portion of your shares on any business day. Because the securities held by the Fund may be far less liquid than securities that are issued in mature markets, and to allow for the orderly redemption of shares, your shares will be redeemed at the net asset value next calculated after your redemption request is received and accepted, but the redemption proceeds may be mailed, wired, or sent by electronic transfer up to five business days later. At the Fund's sole discretion, you may receive securities in lieu of cash. See "Purchase and Redemption of Shares" in the Statement of Additional Information. If you redeem shares of the Fund (including exchanges) after holding them less than two years, the Fund will deduct a redemption fee equal to 2.0% of the net asset value of the shares redeemed. The fee will be retained by the Fund and used to offset transaction costs that short-term trading imposes on the Fund and its shareholders. If shares you are redeeming were not all held for the same length of time, those shares you held longest will be redeemed first for purposes of determining whether this fee applies. Below are specific requirements necessary to make sure your redemption request is accepted. Remember that the Fund may hold payment on the redemption of your shares until it is reasonably satisfied that investments made by check or by Calvert Money Controller have been collected (normally up to 10 business days).

Redemption Requirements To Remember

To ensure acceptance of your redemption request, please follow the procedures described here and below.

Once your shares are redeemed, the proceeds will normally be sent to you by mail, electronic transfer, or wire between the fifth and seventh day. Calvert
Money Controller redemptions generally will be credited to your bank account between the fifth and seventh business day after your phone call. When the New York Stock Exchange is closed (or when trading is restricted) for any reason other than its customary weekend or holiday closings, or under any emergency circumstances as determined by the Securities and Exchange Commission, redemptions may be suspended or payment dates postponed.

Minimum account balance is $1,000 per Fund.

Please maintain a balance in your account of at least $1,000 per Fund. If, due to redemptions, it falls below $1,000, your account may be closed and the proceeds mailed to you at the address of record. You will be given notice that your account will be closed after 30 days unless you make an additional investment to increase your account balance to the $1,000 minimum.

By Mail To:

Calvert Group
P.O. Box 419544
Kansas City, MO
64141-6544

You may redeem available funds from your account at any time by sending a letter of instruction, including your name, account and Fund number, the number of shares or dollar amount, and where you want the money to be sent. Additional requirements, below, may apply to your account. The letter of instruction must be signed by all required authorized signers. If you want the money to be wired to a bank not previously authorized, then a voided bank check must be enclosed with your letter. If you do not have a voided check or if you would like funds sent to a different address or another person, your letter must be signature guaranteed.

Type of Registration       Requirements

Corporations,
Associations               Letter of instruction and corporate
                           resolution, signed by person(s)
                           authorized to act on the account,
                           accompanied by signature guarantee(s).

Trusts Letter of instruction signed by the Trustee(s) (as Trustees), with a signature guarantee.
                           (If the Trustee's name is not registered on your account, provide a copy of the trust document, certified within the last 60 days.)

By Telephone

Please call 800-368-2745. You may redeem shares from your account by telephone and have your money mailed to your address of record or wired to an address or bank you have previously authorized. A charge of $5 is imposed on wire transfers of less than $1,000. See "Telephone Transactions." If for any reason you are unable to reach the Fund by telephone, whether due to mechanical difficulties, heavy market volume, or otherwise, you may send a written redemption request to the Fund by overnight mail, or, if your account is held through a broker, see "Through Your Broker" below.

Calvert Money Controller

Please allow sufficient time for Calvert Group to process your initial request for this service (normally 10 business days). Your request for a redemption by this service must be received by 4:00 p.m. Eastern time. Accounts cannot be closed by this service.

Exchange to Another Calvert Group Fund

You must meet the minimum investment requirement of the other Calvert Group Fund. You can only exchange between accounts with identical names, addresses and taxpayer identification number, unless previously authorized with a signature-guaranteed letter. See "Exchanges."

Systematic Check Redemptions

If you maintain an account with a balance of $10,000 or more, you may have up to two (2) redemption checks for $100 or more sent to you on the 15th of each month, simply by sending a letter with all the information, including your account number, and the dollar amount ($100 minimum). If you would like a regular check mailed to another person or place, your letter must be signature guaranteed.

Through your Broker

If your account is held in your broker's name ("street name"), you should contact your broker directly to transfer, exchange or redeem shares.

DIVIDENDS AND TAXES

Each year, the Fund distributes substantially all of its net investment income and capital gains to shareholders.

Dividends from the Fund's net investment income are declared and paid annually. Net investment income consists of the interest income, net short-term capital gains, if any, and dividends declared and paid on investments, less expenses. Distributions of net long-term capital gains, if any, are normally declared and paid by the Fund once a year; however, the Fund does not anticipate making any such distributions unless available capital loss carryovers have been used or have expired.

Dividend Payment Options

Dividends and distributions are automatically reinvested in additional shares, unless on the account application you request to have them paid to you in cash (by check or by Calvert Money Controller). You may also request to have your dividends and distributions from the Fund invested at net asset value ("NAV") in shares of any other Calvert Group Fund. If you choose to have them reinvested in the same Fund, the new shares will be purchased at the NAV (no sales charge) on the reinvest date, which is generally 1 to 3 days prior to the payment date. You must notify the Fund in writing prior to the record date if you want to change your payment options. If you elect to have dividends and/or distributions paid in cash, and the U.S. Postal Service cannot deliver the check, or if it remains uncashed for six months, it, as well as future dividends and distributions, will be reinvested in additional shares.

"Buying a Dividend"

At the time of purchase, the share price of the Fund may reflect undistributed income, capital gains or unrealized appreciation of securities. Any income or capital gains from these amounts which are later distributed to you are fully taxable as dividends or capital gains distributions. On the record date for a distribution, the Fund's per share value is reduced by the amount of the distribution. If you buy shares just before the record date ("buying a dividend") you will pay the full price for the shares and then receive a portion of the price back as a taxable distribution.

Federal Taxes

The Fund normally distributes all net income and capital gain to shareholders. These distributions are taxable to you regardless of whether they are taken in cash or reinvested. Distributions of dividends and net realized short-term capital gains are taxable as ordinary income; capital gains distributions are taxable as long-term capital gains regardless of how long you have held the shares. Dividends and distributions declared in December and paid in January are taxable in the year they are declared. The Fund will mail you Form 1099-DIV in January indicating the federal tax status of your dividends.

Distributions resulting from the sale of certain foreign currencies and debt securities are taxed as ordinary income gain or loss. If these transactions result in reducing the Fund's net income, a portion of the dividends may be classified as a return of capital (which lowers your tax base). If the Fund pays taxes to foreign governments during the year, the taxes will reduce the Fund's dividends but will still be included in your taxable income. However, you may be able to claim an offsetting credit or deduction on your tax return for your portion of foreign taxes paid by the Fund.

You may realize a capital gain or loss when you sell or exchange shares.

If you sell or exchange your Fund shares you will have a short or long-term capital gain or loss, depending on how long you owned the shares which were sold. In January, the Fund will mail you Form 1099-B indicating the proceeds from all sales, including exchanges. You should keep your annual year-end account statements to determine the cost (basis) of the shares to report on your tax returns.

Taxpayer Identification Number, Back-up Withholding

If we do not have your correct Social Security or Taxpayer Identification Number ("TIN") and a signed certified application or Form W-9, federal law requires the Fund to withhold 31% of your dividends, capital gain distributions, and redemptions. In addition, you may be subject to a fine. You will also be prohibited from opening another account by exchange. If this TIN information is not received within 60 days after your account is established, your account may be redeemed at the current NAV on the date of redemption. The Fund reserves the right to reject any new account or any purchase order for failure to supply a certified TIN.

EXHIBIT A

REDUCED SALES CHARGES (CLASS A ONLY)

You may qualify for a reduced sales charge through several purchase plans available. You must notify the Fund at the time of purchase to take advantage of the reduced sales charge.

Right of Accumulation. The sales charge is calculated by taking into account not only the dollar amount of a new purchase of shares, but also the higher of cost or current value of shares previously purchased in Calvert Group Funds that impose sales charges. This automatically applies to your account for each new purchase

Letter of Intent. If you plan to purchase $50,000 or more of Fund shares over the next 13 months, your sales charge may be reduced through a "Letter of Intent." You pay the lower sales charge applicable to the total amount you plan to invest over the 13-month period, excluding any money market fund purchases. Part of your shares will be held in escrow, so that if you do not invest the amount indicated, you will have to pay the sales charge applicable to the smaller investment actually made. For more information, see the Statement of Additional Information.

Group Purchases. If you are a member of a qualified group, you may purchase shares of the Fund at the reduced sales charge applicable to the group taken as a whole. The sales charge is calculated by taking into account not only the dollar amount of the shares you purchase, but also the higher of cost or current value of shares previously purchased and currently held by other members of your group.

A "qualified group" is one which (i) has been in existence for more than six months, (ii) has a purpose other than acquiring Fund shares at a discount, and
(iii) satisfies uniform criteria which enable CDI and dealers offering Fund shares to realize economies of scale in distributing such shares. A qualified group must have more than 10 members, must be available to arrange for group meetings between representatives of CDI or dealers distributing the Fund's shares, must agree to include sales and other materials related to the Fund in its publications and mailings to members at reduced or no cost to CDI or dealers, and must seek to arrange for payroll deduction or other bulk transmission of investments to the Fund.

Pension plans may not qualify participants for group purchases; however, such plans may qualify for reduced sales charges under a separate provision (see below). Members of a group are not eligible for a Letter of Intent.

Retirement Plans Under Section 457, Section 403(b)(7), or Section 401(k). There is no sales charge on shares purchased for the benefit of a retirement plan under Section 457 of the Internal Revenue Code of 1986, as amended ("Code"), or for a plan qualifying under Section 403(b)(7) of the Code if, at the time of purchase, Calvert Group has been notified in writing that the 403(b)(7) plan has at least 200 eligible employees. Furthermore, there is no sales charge on shares purchased for the benefit of a retirement plan qualifying under Section 401(k) of the Code if, at the time of such purchase, the 401(k) plan administrator has notified Calvert Group in writing that a) its 401(k) plan has at least 200 eligible employees; or b) the cost or current value of shares the plan has in Calvert Group of Funds (except money market funds) is at least $1 million.

Neither the Fund, nor CDI, nor any affiliate thereof will reimburse a plan or participant for any sales charges paid prior to receipt of such written communication and confirmation by Calvert Group. Plan administrators should send requests for the waiver of sales charges based on the above conditions to:
Calvert Group Retirement Plans, 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814.

Other Circumstances. There is no sales charge on shares of any fund (portfolio or series) of the Calvert Group of Funds sold to:

(1) current and retired members of the Board of Trustees/Directors of the Calvert Group of Funds, (and the Advisory Council of the Calvert Social Investment Fund);
(2) directors, officers and employees of the Advisor, Distributor, and their affiliated companies;
(3) directors, officers and registered representatives of brokers distributing the Fund's shares; and immediate family members of persons listed in (1), (2), or (3) above;
(4) dealers, brokers, or registered investment advisors that have entered into an agreement with CDI providing specifically for the use of shares of the Fund (Portfolio or Series) in particular investment programs or products (where such program or product already has a fee charged therein) made available to the clients of such dealer, broker, or registered investment advisor;
(5) trust departments of banks or savings institutions for trust clients of such bank or savings institution; and
(6) purchases placed through a broker maintaining an omnibus account with the Fund (Portfolio or Series) and the purchases are made by (a) investment advisors or financial planners placing trades for their own accounts (or the accounts of their clients) and who charge a management, consulting, or other fee for their services; or (b) clients of such investment advisors or financial planners who place trades for their own accounts if such accounts are linked to the master account of such investment advisor or financial planner on the books and records of the broker or agent; or (c) retirement and deferred compensation plans and trusts, including, but not limited to, those defined in Section 401(a) or
Section 403(b) of the I.R.C., and "rabbi trusts."

Dividends and Capital Gain Distributions from other Calvert Group Funds. You may prearrange to have your dividends and capital gain distributions from another Calvert Group Fund with a sales charge automatically invested in another account with no additional sales charge. Dividends and distributions from Calvert Group money market funds used to purchase shares of the Fund will be subject to the applicable sales charge.

Reinstatement Privilege. If you redeem Fund shares and then within 30 days decide to reinvest in the same Fund, you may do so at the net asset value next computed after the reinvestment order is received, without a sales charge. You may use the reinstatement privilege only once. The Fund reserves the right to modify or eliminate this privilege.

Redemptions From Other Mutual Funds. You may purchase shares of the Fund at net asset value, without sales charge, to the extent that the purchase represents proceeds from a redemption (within the previous 60 days) of shares of another mutual fund. When making a purchase at net asset value under this provision, the Fund must receive one of the following with your direct purchase order: (i) the redemption check representing the proceeds of the shares redeemed, endorsed to the order of the Fund, or (ii) a copy of the confirmation from the other fund, showing the redemption transaction. Standard back office procedures should be followed for wire order purchases. Purchases with redemptions from money market funds are not eligible for this privilege. This provision is effective through December 31, 1995 only, but may be extended at the discretion of the Distributor.

================================================================================
To Open an Account:
800-368-2748                           Prospectus
                                       April 12, 1995

                                       CALVERT NEW WORLD FUND, INC.
                                       Calvert New Africa Fund

Performance and Prices:
Calvert Information Network
24 hours, 7 days a week
800-368-2745

Service for Existing Account:
Shareholders             800-368-2745
Brokers                  800-368-2746

TDD for Hearing Impaired:
800-541-1524

Branch Office:
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814


Registered, Certified
or Overnight Mail:
Calvert Group
c/o NFDS, 6th Floor
1004 Baltimore
Kansas City, MO 64105

PRINCIPAL UNDERWRITER
Calvert Distributors, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

Table of Contents

Fund Expenses
Investment Objective and Policies
Risk Factors
Risk Diversification and Controls
Economic Information
Investment Techniques and Related Risks
Total Return
Management of the Fund
SHAREHOLDER GUIDE:
Alternative Sales Options
How to Buy Shares
Net Asset Value
When Your Account Will Be Credited
Exchanges
Other Calvert Group Services
How to Sell Your Shares
Dividends and Taxes
Exhibit A - Reduced Sales Charges